    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                           EL PASO ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             4922                            76-0568816
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                      ------------------------------------

            EL PASO ENERGY CORPORATION                            BRITTON WHITE JR. ESQ.
              EL PASO ENERGY BUILDING                          EXECUTIVE VICE PRESIDENT AND
               1001 LOUISIANA STREET                                  GENERAL COUNSEL
               HOUSTON, TEXAS 77002                             EL PASO ENERGY CORPORATION
                  (713) 420-2131                                  EL PASO ENERGY BUILDING
    (Address, including zip code, and telephone                    1001 LOUISIANA STREET
   number, including area code, of registrant's                    HOUSTON, TEXAS 77002
           principal executive officer)                               (713) 420-2131
                                                     (Name, address, including zip code, and telephone
                                                    number, including area code, of agent for service)

                      ------------------------------------
                                   COPIES TO:
                               G. MICHAEL O'LEARY
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                            AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                TO BE           OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED           PER UNIT(1)           PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
6 5/8% Series B Senior Notes due
  2001..............................     $600,000,000             100%             $600,000,000          $166,800(1)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Series B Note was assumed to be the stated principal amount of each Series A Note that may be received by the Registrant in the exchange transaction in which the Series B Notes will be offered.
                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 1999

PROSPECTUS

                           EL PASO ENERGY CORPORATION

                               OFFER TO EXCHANGE
        $1,000 PRINCIPAL AMOUNT OF 6 5/8% SERIES B SENIOR NOTES DUE 2001
                FOR EACH $1,000 PRINCIPAL AMOUNT OF OUTSTANDING
                     6 5/8% SERIES A SENIOR NOTES DUE 2001
                 ($600,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                               THE EXCHANGE OFFER

     - Expires 5:00 p.m., New York City time,                   , 1999, unless
       extended.

     - Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Series A Notes being tendered.

     - All outstanding Series A Notes validly tendered and not withdrawn will be exchanged.

     - The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

                               THE EXCHANGE NOTES

     - The terms of the Series B Notes to be issued in the exchange offer are substantially identical to the Series A Notes, except that we have registered the Series B Notes with the Securities and Exchange Commission. In addition, the Series B Notes will not be subject to certain transfer restrictions, and certain provisions relating to an increase in the stated interest rate on the Series A Notes will be eliminated.

     - Interest on the Series B Notes will accrue from July 12, 1999 at the rate of 6 5/8% per annum, payable semi-annually in arrears on each January 15 and July 15, beginning January 15, 2000.

                      ------------------------------------

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                      ------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

            THE DATE OF THIS PROSPECTUS IS                  , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Table of Contents...........................................    i
Cautionary Statement Regarding Forward-looking Statements...   ii
Where Can You Find More Information.........................  iii
Prospectus Summary..........................................    1
Risk Factors................................................    8
Capitalization..............................................   12
Use of Proceeds.............................................   13
The Exchange Offer..........................................   13
Description of the Notes....................................   25
Plan of Distribution........................................   36
Legal Matters...............................................   36
Experts.....................................................   37

                      ------------------------------------

     We refer to the series B senior notes in this prospectus as "exchange notes," and the series A senior notes as "senior notes." We sometimes refer to the exchange notes and the senior notes together as the "notes." El Paso Energy sold the senior notes on July 12, 1999, to Donaldson, Lufkin & Jenrette, ABN AMRO Incorporated, Banc of America Securities LLC, and Chase Securities Inc (the "initial purchasers"). The sale was not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The initial purchasers placed the senior notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act). The qualified institutional buyers all agreed to comply with certain transfer restrictions and other restrictions. One of the restrictions is that the senior notes cannot be reoffered, resold or otherwise transferred in the United States unless the transaction is registered under the Securities Act or there is an exemption under the Securities Act which applies to the transaction. We are now offering the exchange notes in order to satisfy our obligations under the registration rights agreement between El Paso Energy and the initial purchasers.

     NOTICE TO NEW HAMPSHIRE RESIDENTS: Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that any exemption or exception is available for a security or a transaction means that the Secretary of State of New Hampshire has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client, any representation inconsistent with the provisions of this paragraph.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus and in documents that are incorporated by reference into this prospectus that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso Energy. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the common stock of El Paso Energy. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management of El Paso Energy, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, those risks, uncertainties and factors discussed in El Paso Energy's 1998 Annual Report on Form 10-K. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that have been incorporated by reference into this prospectus. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include:

     - the risk that revenues may be affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing, storage and energy marketing industries;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the uncertainty concerning the future success of exploration and production activities;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that the merger with Sonat will not occur;

     - the risk that Sonat's businesses may not be successfully integrated with El Paso Energy's businesses;

     - the risk that the integration of Sonat's marketing activities may not be successful;

     - the risk that we may not fully realize the benefits expected to result from the merger;

     - the impact of the loss of key employees;

     - the risk that other firms will further expand into markets in which El Paso Energy or Sonat operate; and

     - other risks, uncertainties and factors, including the effect of the year 2000 date change, discussed more completely in El Paso Energy's filings with the Securities and Exchange Commission (SEC), including the 1998 Annual Report on Form 10-K.

     Certain of these factors are more fully described in "Risk Factors." Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that we incorporated by reference into this prospectus. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room Room  New York Regional Office     Chicago Regional Office
1024 450 Fifth Street,      Suite 100 7 World Trade      Citicorp Center Suite 1400
N.W. Washington, D.C.       Center New York, New York    500 West Madison Street
20549                       10048                        Chicago, Illinois
                                                         60661-2511

     You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including El Paso Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

     We are incorporating by reference in this prospectus some information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Specifically, we incorporate by reference the documents set forth below that we have previously filed with the SEC:

SEC FILINGS (FILE NO. 1-14365)                 DESCRIPTION OR PERIOD/AS OF DATE
------------------------------                 --------------------------------
Annual Report on Form 10-K                 Year ended December 31, 1998
Quarterly Report on Form 10-Q              Quarter ended March 31, 1999
Current Report on Form 8-K, dated March    Discloses the entering into the merger
  15, 1999                                 agreement between El Paso Energy and
                                           Sonat Inc. and related matters
Current Report on Form 8-K, dated April    Discloses preliminary unaudited pro forma
  23, 1999                                 financial information of El Paso Energy
                                           and Sonat Inc. giving effect to the
                                           proposed merger
Current Report on Form 8-K, dated April    Discloses first quarter operating results
  23, 1999                                 of El Paso Energy
Current Report on Form 8-K/A, dated April  Amends our Current Report on Form 8-K
  30, 1999                                 dated April 23, 1999 disclosing pro forma
                                           financial information, and includes the
                                           audited consolidated financial statements
                                           of Sonat Inc. as of December 31, 1998 and
                                           1997 and for the years ended December 31,
                                           1998, 1997 and 1996
Current Report on Form 8-K, dated May 10,  Contains exhibits related to our issuance
  1999                                     of $500 million of 6 3/4% senior notes
                                           due 2009
Current Report on Form 8-K dated June 11,  Discloses approval by El Paso Energy's
  1999                                     stockholders of the proposed merger with
                                           Sonat Inc.
Current Report on Form 8-K, dated July 2,  Discloses preliminary unaudited pro forma
  1999                                     condensed financial information of El
                                           Paso Energy and Sonat Inc. giving effect
                                           to the proposed merger, and includes the
                                           unaudited consolidated financial
                                           statements of Sonat Inc. as of March 31,
                                           1999 and for the quarters ended March 31,
                                           1999 and 1998
Current Report on Form 8-K, dated July     Discloses second quarter and year to date
  26, 1999                                 operating results of El Paso Energy
Registration Statement on Form 8-A, dated  Contains a description of the El Paso
  August 3, 1998                           Energy common stock
Registration Statement on Form 8-A/A       Contains a description of the El Paso
  dated January 29, 1999                   Energy preferred stock purchase rights
Definitive Proxy Statement on Schedule     Definitive proxy statement relating to
  14A                                      the 1999 annual meeting of El Paso
                                           Energy's stockholders (filed on March 11,
                                           1999)

     We incorporate by reference additional documents that we may file with the SEC until the consummation of the exchange offer discussed in this prospectus, which information will be deemed to automatically update and supersede the information in this prospectus. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through El Paso Energy or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from El Paso Energy without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from El Paso Energy at the following address:

                           El Paso Energy Corporation
                          Office of Investor Relations
                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2131

                               PROSPECTUS SUMMARY

     This summary highlights information appearing in other sections of this prospectus. It is not complete and may not contain all of the information that you should consider before exchanging senior notes for exchange notes. You should read this prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated herein by reference. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," or "El Paso Energy," we are describing El Paso Energy Corporation and its subsidiaries.

                                  OUR BUSINESS

     Our principal operations include:

     - the interstate and intrastate transportation, gathering and processing of natural gas;

     - the marketing of natural gas, power and other energy-related commodities;

     - power generation; and

     - the development and operation of energy infrastructure facilities worldwide.

     We own or have interests in over 28,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast and the Midwest. Our interstate natural gas transmission operations include one of the nation's largest and only coast-to-coast mainline natural gas transmission systems which is comprised of five interstate pipeline systems: the El Paso Natural Gas pipeline, the Tennessee Gas pipeline, the Midwestern Gas Transmission pipeline, the East Tennessee Natural Gas pipeline, and the Mojave pipeline.

     In addition to our interstate transmission services, we provide related services, including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. These services include gathering of natural gas from more than 10,000 natural gas wells with approximately 11,000 miles of gathering lines, and 23 natural gas processing and treating facilities located in some of the most prolific and active production areas of the United States, including the San Juan and Permian Basins and in east Texas, south Texas, Louisiana and the Gulf of Mexico. We conduct intrastate transmission operations through our interests in four Texas intrastate systems, which include the Oasis pipeline running from west Texas to Katy, Texas, the Channel pipeline extending from south Texas to the Houston Ship Channel, and the Shoreline and Tomcat gathering systems which gather gas from offshore Texas. We also provide intrastate transportation in north Louisiana through our Gulf States pipeline that runs from the Texas border to Ruston, Louisiana. Our marketing activities include the marketing and trading of natural gas, power, and other energy-related commodities, as well as providing integrated price risk management services associated with these commodities. We also participate in the development and ownership of domestic power generation facilities, and other power-related assets and joint ventures.

     Our international activities focus on the development and operation of international energy infrastructure projects and include ownership interests in three major operating natural gas transmission systems in Australia and natural gas transmission systems and power generation facilities currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, the

Czech Republic, Hungary, Indonesia, Mexico, India, Pakistan, Peru, the United Kingdom, Bangladesh, the Philippines and China.

     Our principal executive offices are located in the El Paso Energy Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

                             OUR BUSINESS STRATEGY

     We seek to be a leader in the North American energy industry and an active participant in the development of energy infrastructure internationally. To achieve our business and financial objectives, our strategy is to:

     - generate stable earnings and significant free cash flow from our interstate system through long-term customer relationships, cost reengineering, and throughput maximization;

     - reinvest our free cash flow in projects that complement and expand our non-regulated businesses, as well as in selected projects in regulated businesses that are capable of generating incremental returns; and

     - develop new areas for expansion in the energy industry, including strategic acquisitions and joint ventures. We are pursuing this strategy to capitalize on emerging trends in the energy industry, including the growing worldwide demand for energy infrastructure, the deregulation of the natural gas and electricity industries in the United States, and the active oil and gas development in those domestic basins where we have significant existing assets and operations.

                              RECENT DEVELOPMENTS

MERGER WITH SONAT INC.

     On June 10, 1999, El Paso Energy's stockholders approved the second amended and restated agreement and plan of merger with Sonat Inc. pursuant to which, among other things, Sonat will merge with and into El Paso Energy, and El Paso Energy will issue to Sonat stockholders one share of El Paso Energy common stock for each share of Sonat common stock owned by them (approximately 110 million shares), and El Paso Energy's certificate of incorporation will be amended to authorize El Paso Energy to issue up to 750 million shares of common stock and up to 50 million shares of preferred stock. The approval of the merger resulted in a defined change in control for El Paso Energy. As a result, El Paso Energy incurred a charge of $126 million in the second quarter of 1999. These charges included $120 million for the accelerated vesting of certain employee benefits. Approximately $8 million of this amount was paid in the second quarter of 1999, and approximately $50 million will be paid in the third quarter of 1999. Also included in the charge was $6 million of various legal, accounting and financial advisory costs. El Paso Energy and Sonat will complete the merger only if a number of conditions are satisfied or waived including:

     - no law or court order prohibits the transaction;

     - the waiting period under federal antitrust laws applicable to the merger expires or terminates;

     - all other regulatory approvals are received without conditions that would be materially adverse to El Paso Energy's and Sonat's combined businesses, financial condition or results of operations; and

     - attorneys for El Paso Energy and Sonat issue opinions that the merger is expected to be tax free.

     However, we cannot assure you that we will complete the merger even if such conditions are satisfied.

     Sonat Inc. is a diversified energy holding company engaged in domestic oil and natural gas exploration and production, the transmission and storage of natural gas, and natural gas and power marketing. Sonat owns interests in approximately 14,000 miles of natural gas pipelines extending across the southeastern United States from Texas to South Carolina and Florida. Also, Sonat has interests in oil and gas producing properties in Louisiana, Texas, Oklahoma, Arkansas, Alabama, New Mexico and the Gulf of Mexico. As of December 31, 1998, Sonat owned approximately 1.6 trillion cubic feet equivalent of proved reserves.

FORMATION OF TRINITY RIVER ASSOCIATES

     We formed Sabine River Investors, L.L.C., a wholly owned limited liability company, and other separate legal entities, for the purpose of raising funds for investments in projects and other assets. Through our ownership in Sabine, we contributed $125 million of equity capital to Trinity River Associates, L.L.C., in exchange for the managing member interest in Trinity. A third-party investor contributed $500 million of equity capital to Trinity for a non-controlling preferred member interest. The third-party investor is entitled to an adjustable preferred return derived from Trinity's net income. Proceeds from the equity contributions were used to invest in a note receivable from Sabine. Absent certain specified events, we have the option to acquire the third-party investor's interest in Trinity at any time prior to June 2004. If we do not acquire the third-party investor's interest in Trinity before June 2004 and if we do not reach an agreement with the third-party investor to extend the maturity of the transaction, the note receivable from Sabine will mature and a portion of the proceeds therefrom will be used by Trinity to redeem the third-party investor's interest in Trinity. The assets, liabilities and operations of Sabine, Trinity and other entities involved in this transaction are included in our consolidated financial statements.

ACQUISITION OF COGENERATION FACILITIES

     We agreed to acquire ownership interests in the Newark Bay Cogeneration Facility and East Coast Power for approximately $280 million. The Newark Bay facility is a 137 megawatt natural gas-fired cogeneration plant located in New Jersey which sells power to a large utility and steam to various local customers. East Coast Power has three natural gas-fired plants located in New Jersey with a combined capacity of 1037 megawatts and long-term power purchase agreements with three utilities. We anticipate closing these transactions in the third quarter of 1999.

PRELIMINARY RESULTS OF OPERATIONS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 1999.

     On July 22, 1999, we announced our preliminary results of operations for the second quarter and the six months ended June 30, 1999. We reported consolidated diluted earnings per share of $0.74 before merger charges, compared to second quarter 1998 diluted earnings per share of

$0.45. Charges in the second quarter related to the merger with Sonat were approximately $126 million pretax, $83 million aftertax, or $0.70 per share. These charges included $120 million for the accelerated amortization of certain employee benefit plans when our stockholders approved the merger with Sonat, as well as $6 million of various merger-related legal, accounting, and financial advisory costs.

     Also included in our second quarter results for 1999 was a gain of $19 million pretax, $13 aftertax, or $0.11 per share, from the sale of El Paso Field Services Company's interest in the Viosca Knoll Gathering System to Leviathan Gas Pipeline Partners, L.P., and a benefit of $30 million pretax, $20 million aftertax, or $0.17 per share, related to the resolution of regulatory issues including our gas imbalance mechanism. After including the impact of the merger charges, the gain, and the resolution of regulatory issues, diluted earnings per share for the second quarter of 1999 was $0.04. Consolidated earnings before interest expense and income taxes (EBIT) for the second quarter, excluding the merger charges, the gain, and the resolution of regulatory issues, totaled $175 million. Comparable EBIT in the year-ago quarter totaled $149 million.

     For the first six months of 1999, diluted earnings per share totaled $1.06, adjusted for the merger charges, the gain, and the resolution of regulatory issues recorded in the second quarter, as well as the cumulative effect of an accounting change implemented in the first quarter. Diluted earnings per share for the first six months of 1998 totaled $0.92. After giving effect to the merger charges, the gain, the resolution of regulatory issues, and the cumulative effect of the accounting change, diluted earnings per share for the first six months of 1999 was $0.53. Adjusted consolidated EBIT for the six months ended June 30, 1999 totaled $365 million compared to $312 million in the year-ago period.

                               THE EXCHANGE OFFER

Registration Rights
  Agreement................  We sold the senior notes on July 12, 1999 to the initial purchasers under a purchase agreement dated July 7, 1999. Pursuant to the purchase agreement, El Paso Energy and the initial purchasers entered into a registration rights agreement which granted the holders of the senior notes certain exchange and registration rights. This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

The Exchange Offer.........  We are offering to exchange up to $600,000,000 of the exchange notes for up to $600,000,000 of the senior notes. Senior notes may be exchanged only in $1,000 increments.

                             The terms of the exchange notes are identical in all material respects to the senior notes except for certain transfer restrictions and registration rights relating to the senior notes and certain provisions relating to an increase in the stated interest rate on the senior notes.

Resale.....................  We believe that you will be able to freely transfer the exchange notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any exchange notes.

Expiration Date............  5:00 p.m., New York City time, on
                                                   , 1999, unless the exchange
                             offer is extended. You may withdraw senior notes you tender pursuant to the exchange offer at any
                             time prior to      , 1999. See "The Exchange
                             Offer -- Expiration Date; Extensions; Termination; Amendments."

Conditions to the Exchange
  Offer....................  The exchange offer is subject only to the following conditions:

                             - the compliance of the exchange offer with
                               securities laws;

                             - the tender of the senior notes;

                             - the representation by the holders of the senior
                               notes that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

                             - no judicial or administrative proceedings shall
                               have been threatened that would limit us from proceeding with the exchange offer.

Procedures for Tendering
  Senior Notes.............  If you wish to accept the exchange offer, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the senior notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                             - the exchange notes you receive will be acquired
                               in the ordinary course of your business,

                             - you have no arrangement with any person to
                               participate in the distribution of the exchange notes, and

                             - you are not an affiliate of El Paso Energy or, if
                               you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Special Procedures for
  Beneficial Owners........  If you are a beneficial owner whose senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such senior notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
  Procedures...............  If you wish to tender your senior notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  You may withdraw senior notes you tender pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange Offer -- Withdrawal of Tenders" at any time before 5:00 p.m. New York City time on
                                        , 1999.

Acceptance of Senior Notes
  and Delivery of Exchange
  Notes....................  We will accept for exchange any and all senior notes that are properly tendered in the exchange offer prior to the expiration date. See "The Exchange Offer -- Procedures for Tendering." The conditions described in "The Exchange
                             Offer -- Conditions of the Exchange Offer" will apply. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

Issuer.....................  El Paso Energy Corporation

Exchange Notes.............  $600,000,000 aggregate principal amount of 6 5/8%
                             Series B Senior Notes due 2001.

Maturity Date..............  July 15, 2001.

Interest Payment Dates.....  January 15 and July 15 of each year, beginning
                             January 15, 2000.

Optional Redemption........  None.

Sinking Fund...............  None.

Ranking....................  The exchange notes rank equally with any other unsecured indebtedness of El Paso Energy that is not specifically subordinated to the notes.

Certain Covenants..........  The indenture governing the exchange notes contains certain covenants, including, but not limited to, covenants limiting (i) the creation of liens securing indebtedness, and (ii) sale and leaseback transactions.

Use of Proceeds............  We will not receive any proceeds from the exchange of the exchange notes for the outstanding senior notes.

Risk Factors...............  You should read the "Risk Factors" section on page
                             8, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the exchange notes for the outstanding senior notes.

                       SUMMARY HISTORICAL FINANCIAL DATA

     We have derived the summary historical consolidated financial data set forth below for each of the three fiscal years ended December 31, 1998 and for the three months ended March 31, 1998 and 1999 from our financial statements. Our financial statements for each of the three fiscal years ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent public accountants. You should read the following information together with the historical financial statements of El Paso Energy and related notes contained in our 1998 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 1999, which are incorporated herein by reference.

                                                                                                   FOR THE THREE
                                                                    FOR THE YEAR ENDED             MONTHS ENDED
                                                                       DECEMBER 31,                  MARCH 31,
                                                              -------------------------------   -------------------
                                                               1996(A)      1997       1998       1998       1999
                                                              ---------   --------   --------   --------   --------
                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
OPERATING RESULTS DATA                                                                             (UNAUDITED)
  Operating revenues........................................    $3,012     $5,638     $5,782     $1,619     $1,494
  Depreciation, depletion and amortization..................       101        236        269         65         71
  Employee separation and asset impairment charge(b)........        99         --         --         --         --
  Operating income..........................................       170        521        506        141        145
  Income before income taxes, minority interest, and
    cumulative effect of accounting change..................        65        340        377         99        117
  Income tax expense........................................        25        129        127         35         40
  Minority interest.........................................         2         25         25          6          6
  Income before cumulative effect of accounting change......        38        186        225         58         71
  Cumulative effect of accounting change, net of income
    tax(c)..................................................        --         --         --         --        (13)
  Net income................................................        38        186        225         58         58
  Basic earnings per common share
    Income before cumulative effect of accounting
      change(d).............................................      0.53       1.64       1.94       0.50       0.62
    Cumulative effect of accounting change, net of income
      tax...................................................        --         --         --         --      (0.12)
                                                                ------     ------     ------     ------     ------
    Net income(d)...........................................      0.53       1.64       1.94       0.50       0.50
  Diluted earnings per common share
    Income before cumulative effect of accounting
      change(d).............................................      0.52       1.59       1.85       0.48       0.58
    Cumulative effect of accounting change, net of income
      tax...................................................        --         --         --         --      (0.10)
                                                                ------     ------     ------     ------     ------
    Net income(b)(d)........................................      0.52       1.59       1.85       0.48       0.48
  Basic average common shares outstanding(d)................        72        114        116        116        116
  Diluted average common shares outstanding(d)..............        73        117        126        122        128
  Ratio of earnings to combined fixed charges and preferred
    stock dividend requirements(e)..........................      1.59       2.26       2.01       2.36       2.17

                                                                         AS OF
                                                              ----------------------------
                                                              DECEMBER 31,     MARCH 31,
                                                                  1998            1999
                                                              -------------   ------------
                                                                     (IN MILLIONS)
FINANCIAL POSITION DATA                                                        (UNAUDITED)
  Total assets..............................................     $10,038        $10,466
  Total current liabilities.................................       2,131          1,935
  Long-term debt, less current maturities...................       2,552          3,082
  Company obligated mandatorily redeemable convertible
    preferred securities of El Paso Energy Capital Trust
    I.......................................................         325            325
  Minority interest.........................................         365            365
  Stockholders' equity......................................       2,108          2,162

---------------------------------------------

(a) Reflects the acquisitions in June 1996 of Cornerstone Natural Gas, Inc., and in December 1996 of El Paso Tennessee Pipeline Co.
(b) Includes a charge in 1996 of $99 million pre-tax ($60 million after tax) to reflect costs associated with the implementation of a workforce reduction plan and the impairment of certain long-lived assets. Net income per share of common stock for the year ended December 31, 1996 before giving effect to this charge and an $8 million pre-tax ($5 million after tax) charge taken in the fourth quarter for relocating the corporate headquarters from El Paso, Texas to Houston, Texas in connection with the acquisition of El Paso Tennessee Pipeline Co., would have been $1.41 (compared to the reported $0.52).
(c) We adopted the American Institute of Certified Public Accountant's Statement of Position 98-5, Reporting on the Cost of Start-Up Activities, effective January 1, 1999, and recorded a charge of $13 million, net of income taxes, in the first quarter of 1999.
(d) We adjusted all common share and per share amounts to give retroactive effect to a two-for-one stock split in the form of a 100% stock dividend that occurred on April 1, 1998.
(e) The ratios for the year ended December 31, 1994 and 1995 were 2.87 and 2.51, respectively.

                                  RISK FACTORS

OPERATIONAL RISKS

     EL PASO ENERGY IS A HOLDING COMPANY THAT DEPENDS ON ITS SUBSIDIARIES TO MEET ITS DEBT SERVICE OBLIGATIONS.

     As a holding company, El Paso Energy conducts all of its operations exclusively through its subsidiaries. El Paso Energy's only significant assets are the capital stock of its subsidiaries. This means that El Paso Energy is dependent on dividends or other distributions of funds from its subsidiaries to meet its debt service and other obligations, including the payment of principal and interest on the senior notes. The indenture governing the senior notes, subject to certain restrictions, permits El Paso Energy to incur additional secured indebtedness and its subsidiaries to incur additional secured and unsecured indebtedness, which would in effect be senior to the senior notes. The indenture will also permit certain subsidiaries to pledge assets in order to secure indebtedness of El Paso Energy and to agree with lenders under any secured indebtedness to restrictions on repurchases of the senior notes and on the ability of such subsidiaries to make distributions, loans, other payments or asset transfers to El Paso Energy. The total long-term indebtedness of El Paso Energy's subsidiaries as of March 31, 1999, was approximately $2.6 billion on a historical basis and approximately $3.7 billion on a pro forma combined basis giving effect to the merger.

     THE RATES WE ARE ABLE TO CHARGE OUR CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES.

     The pipeline businesses of El Paso Energy and Sonat are regulated by the FERC and various state and local regulatory agencies. In particular, the FERC limits the rates we are permitted to charge our customers for interstate transportation and, in some cases, sales of natural gas. If the rates we are permitted to charge our customers for use of our regulated pipelines are lowered, the profitability of our pipeline businesses may be reduced. Under the terms of a settlement approved by the FERC, Sonat's subsidiary, Southern Natural Gas Company, is required to file a new rate case no later than September 1, 1999, to become effective by March 1, 2000. We cannot predict the outcome of that rate case.

     MANY OF OUR FAVORABLE CONTRACTS FOR NATURAL GAS TRANSMISSION WILL EXPIRE WITHIN THE NEXT FEW YEARS.

     Substantially all of the revenues of El Paso Energy's subsidiary, Tennessee Gas Pipeline Company, are generated under long-term natural gas transmission contracts. Contracts representing approximately 70% of the subsidiary's firm transportation capacity will expire by November 2000. Although the subsidiary is actively pursuing the renegotiation, extension and/or replacement of these contracts, we cannot give any assurance that it will be able to extend or replace all or most of these contracts or that the terms of any renegotiated contracts will be as favorable to the subsidiary as the existing contracts.

     Substantially all of the revenues of Sonat's subsidiary, Southern Natural Gas Company, are generated under long-term natural gas transportation contracts. Contracts representing approximately 58% of Southern Natural Gas Company's firm transportation capacity will expire by their terms by September 1, 2003. Contracts with one gas distribution customer account for 46% of these expiring contracts. Although they expect to negotiate to extend these contracts, there can be no assurance that they will be able to extend or replace these contracts or that the terms of any renegotiated contracts will be as favorable as the existing contracts. If we merge with Sonat and Sonat is unable to renew these contracts or if they are renewed on less favorable terms, we may suffer a material reduction in our revenues and earnings.

     THE SUCCESS OF SONAT'S EXPLORATION AND PRODUCTION BUSINESS IS DEPENDENT ON FACTORS WHICH CANNOT BE PREDICTED WITH CERTAINTY.

     The performance of Sonat's exploration and production business is dependent upon a number of factors that cannot be predicted with certainty. These factors include:

     - the effect of oil and natural gas prices on revenues;

     - the results of future drilling activity;

     - Sonat's ability to identify and precisely locate prospective geologic structures and to drill and successfully complete wells in those structures; and

     - Sonat's ability to expand their leased land positions in desirable areas, which often are subject to intensely competitive leasing conditions.

     KEY PERSONNEL COULD TERMINATE THEIR EMPLOYMENT WITH THE COMBINED COMPANY.

     El Paso Energy's senior management has limited experience in the oil and gas exploration and production business. Although we expect Sonat personnel who currently operate Sonat's exploration and production business to remain with the combined company, we cannot assure you that any of these personnel will remain with the combined company after we complete the merger.

     All of the executive officers and other key employees of Sonat are parties to severance agreements and have the right to receive substantial payments if their employment is terminated by the combined company, if they terminate their employment for good reason after the merger or, in the case of its executive officers and two other key executives, if they terminate employment for any reason during the 30-day period immediately following the first anniversary of the merger. Executive officers and certain other key employees of El Paso Energy have similar rights under applicable plans. In addition, several Sonat executive officers are eligible to participate in a voluntary reduction-in-force window program if they (1) give notice of intent to terminate their employment within a 45-day period currently expected to end on December 31, 1999 and (2) terminate their employment during a 6-month period currently expected to end on June 30, 2000. These individuals will be entitled to severance payments under their severance agreements if they elect to take early retirement. Accordingly, El Paso Energy expects that a substantial number of Sonat executive officers and other employees will likely terminate their employment within the year following completion of the merger.

     We cannot assure you that, if executive officers and other key employees of either El Paso Energy or Sonat leave the combined company, we will be able to find adequate replacements.

     WE CANNOT BE SURE THE INTEGRATION OF EL PASO ENERGY'S AND SONAT'S MARKETING ACTIVITIES WILL BE SUCCESSFUL.

     El Paso Energy's and Sonat's marketing activities involve complicated transactions and valuation approaches that require daily monitoring using sophisticated financial systems to manage market risks effectively. Some of these financial systems and other activities used by the two operations are different and will have to be successfully integrated. Successful integration will involve risks, including:

     - the selection and integration of financial systems and personnel;

     - the possibility that information contained in the systems may be lost during the transition;

     - volatility in the market place which may occur during the transition of systems and procedures that may result in a loss of control for a period of time;

     If we cannot successfully manage the integration, we may experience a material adverse effect on our business, financial condition or results of operations.

     WE CANNOT ASSURE YOU THAT EL PASO ENERGY AND SONAT WILL BE SUCCESSFULLY COMBINED INTO A SINGLE ENTITY.

     If we cannot successfully combine our operations we may experience a material adverse effect on our business, financial condition or results of operations. The merger involves the combining of two companies that have previously operated separately. The combining of companies such as Sonat and El Paso Energy involves a number of risks, including:

     - the diversion of management's attention to the combining of operations;

     - difficulties in the combining of operations and systems, including plans to update and test systems for "Year 2000" compliance;

     - difficulties in the assimilation and retention of employees;

     - challenges in keeping customers; and

     - potential adverse short-term effects on operating results.

     Among the factors considered by the boards of directors of each company in approving the merger agreement were the opportunities for economies of scale and scope and operating efficiencies that could result from the merger. Although we expect the combined company to achieve significant annual savings in operating costs as a result of the merger, we may not be able to maintain the levels of operating efficiency that we each previously achieved or might achieve if we remain separate. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hope to achieve after the merger.

     In addition, because Sonat's 50% interest in the Florida pipeline is held through a joint venture operated by a subsidiary of Enron Corp., the combined company may not be able to effectively integrate these operations with similar operations of El Paso Energy to achieve cost savings in these operations.

TRANSACTION RISKS

     THE COMPANIES COULD BE REQUIRED TO EFFECT SIGNIFICANT DIVESTITURES OR COMPLY WITH OTHER REGULATORY REQUIREMENTS.

     We cannot complete the merger until the waiting period under the HSR Act has expired or terminated. We are obligated to use our "reasonable best efforts" to take all action to ensure that the waiting period under the HSR Act and all extensions of that period expire or are terminated and other required approvals are obtained.

     In addition, although we are not obligated to take actions that would reasonably be likely to have a materially adverse affect on the combined company or on El Paso Energy's subsidiary, Tennessee Gas Pipeline Company, governmental authorities could require the companies to effect significant divestitures as a condition to approving the transaction or impose other conditions that would affect subsequent operations of the combined company.

     We are also required to obtain the approval of the FERC in connection with the merger. We cannot assure you that these and any other required regulatory approvals will be obtained, or if they are obtained, as to the terms, conditions and timing of these approvals. These requirements for regulatory approvals could significantly delay completion of the merger.

     Other risks, uncertainties and factors which may adversely affect El Paso Energy are discussed more completely under the caption "Risk
Factors -- Cautionary Statement For Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995" in El Paso Energy's 1998 Annual Report on Form 10-K.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of El Paso Energy at March 31, 1999, and such capitalization (i) as adjusted to reflect the private placement on July 12, 1999 of $600 million of the senior notes and $100 million of floating rate senior notes due 2001, and El Paso Energy's application of the proceeds it received from both placements and (ii) as further adjusted to give effect to the merger of El Paso Energy and Sonat (accounted for as a pooling of interests) and to our formation of Trinity. This table should be read in conjunction with the consolidated financial statements of El Paso Energy and related notes thereto contained in its 1998 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first quarter of 1999 and with the unaudited pro forma condensed combined financial information contained in its Current Report on Form 8-K dated July 2, 1999, each of which is incorporated herein by reference.

                                                                     MARCH 31, 1999
                                                        -----------------------------------------
                                                                     (IN MILLIONS)
                                                                      (UNAUDITED)
                                                                      AS ADJUSTED
                                                                        FOR THE       AS FURTHER
                                                        HISTORICAL    OFFERING(A)     ADJUSTED(B)
                                                        ----------   --------------   -----------
Short-term debt:
  Short-term debt(c)..................................    $  674         $   --         $  347
  Current maturities of long-term debt................        62             62            167
                                                          ------         ------         ------
     Total short-term debt............................       736             62            514
                                                          ------         ------         ------

Long-term debt, less current maturities:..............     3,082          3,782          4,880
                                                          ------         ------         ------

Company-obligated mandatorily redeemable convertible
  preferred securities of El Paso Energy Capital Trust
  I...................................................       325            325            325
                                                          ------         ------         ------

Minority interest.....................................       365            365            876
                                                          ------         ------         ------

Stockholders' equity:
  Common stock, par value $3.00 per share; 275,000,000
     shares authorized; 125,529,432 shares
     issued(d)........................................       377            377            707
  Additional paid-in capital..........................     1,465          1,465          1,261
  Retained earnings...................................       494            494          1,343
  Other...............................................      (174)          (174)          (122)
                                                          ------         ------         ------

          Total stockholders' equity..................     2,162          2,162          3,189
                                                          ------         ------         ------

          Total capitalization........................    $6,670         $6,696         $9,784
                                                          ======         ======         ======

------------------------------------------------------

(a) Adjusted to reflect the application of the proceeds from the private placement on July 12, 1999 of $600 million of senior notes and $100 million of floating rate senior notes due 2001.
(b) Gives effect to (i) the merger of El Paso Energy and Sonat (accounted for as a pooling of interests) as if it occurred on March 31, 1999, (ii) the formation of Trinity and (iii) the application of the proceeds from the private placement on July 12, 1999 of $600 million of senior notes and $100 million of floating rate senior notes due 2001.
(c) As of July 1, 1999, the outstanding balance of our short-term debt was approximately $432 million.
(d) In June 1999, El Paso Energy's stockholders authorized an increase of an additional 475,000,000 shares. If the merger is effected, El Paso Energy would issue an additional 110,032,551 shares. Shares to be issued exclude 9,491,009 shares (14,927,964 shares after giving effect to the merger) of El Paso Energy common stock issuable upon the exercise of outstanding stock options.

                                USE OF PROCEEDS

     El Paso Energy will not receive any cash proceeds from the issuance of the exchange notes. El Paso Energy will exchange existing senior notes for exchange notes in like principal amount as contemplated in this prospectus. The terms of the exchange notes are identical in all material respects to the existing senior notes except that the exchange notes will be issued in a transaction registered under the Securities Act and will not bear legends restricting transfer thereof. The existing senior notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in a change in the indebtedness of El Paso Energy.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We sold the senior notes on July 12, 1999 to the initial purchasers, pursuant to a purchase agreement dated July 7, 1999, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. As a condition to the purchase of the senior notes by the initial purchasers, we entered into a registration rights agreement with the initial purchasers, which requires, among other things, that promptly following the issuance and sale of the senior notes, we file with the SEC the registration statement with respect to the exchange notes, use our reasonable best commercial efforts to cause the registration statement to become effective under the Securities Act and, upon the effectiveness of the registration statement, offer to the holders of the senior notes the opportunity to exchange their senior notes for a like principal amount of exchange notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The term "holder" with respect to the exchange offer means any person in whose name senior notes are registered on our books.

     Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers or a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of El Paso Energy) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of El Paso Energy or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes from El Paso Energy to resell pursuant to Rule 144A or any other available exemption under the Securities Act (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties. See "Plan of Distribution."

     Following the consummation of the exchange offer, holders of senior notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a shelf registration statement, and the senior notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the senior notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept all senior notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding senior notes accepted in the exchange offer. Holders may tender some or all of their senior notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

     Each holder of senior notes (other than certain specified holders) who wishes to exchange senior notes for exchange notes in the exchange offer will be required to represent that (1) it is not an affiliate of El Paso Energy, (2) any exchange notes to be received by it were acquired in the ordinary course of its business and (3) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. We will be required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement (subject to certain "black out" periods) following the exchange offer, in connection with the resale of exchange notes received in exchange for notes acquired by such participating broker-dealers for their own account as a result of market-making or other trading activities. See "Plan of Distribution."

     The form and terms of the exchange notes are identical in all material respects to the form and terms of the senior notes except that (1) the exchange notes will be issued in a transaction registered under the Securities Act, (2) the exchange notes will not be subject to transfer restrictions and (3) certain provisions relating to an increase in the stated interest rate on the senior notes provided for in certain circumstances will be eliminated. The exchange notes will evidence the same debt as the senior notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

     As of the date of this prospectus, $600,000,000 aggregate principal amount of the senior notes is outstanding. In connection with the issuance of the senior notes, we arranged for the senior notes, which were initially purchased by qualified institutional buyers as defined pursuant to Rule 144A under the Securities Act, to be issued and transferable in book-entry form through the facilities of the depositary, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through the depositary.

     This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on
             , 1999. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The exchange offer is not conditioned upon any minimum aggregate principal amount of senior notes being tendered, and holders of the senior notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture in connection with the exchange offer. We will be deemed to have accepted validly tendered senior notes when, as and if we have given oral or written notice thereof to the exchange agent. See
"-- Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from El Paso Energy and delivering exchange notes to such holders.

     If any tendered senior notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted senior notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders who tender senior notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF EL PASO ENERGY NOR EL PASO ENERGY MAKES ANY RECOMMENDATION TO HOLDERS OF SENIOR NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF SENIOR NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF SENIOR NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
          , 1999, unless extended by us (the "expiration date"). We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all senior notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer and

     - amend any of the terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all senior notes tendered, regardless of when or in what order the senior notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" cease to exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all senior notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of senior notes who have validly tendered their senior notes.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the date of issuance of the senior notes that are tendered in exchange for the exchange notes (or the most recent date on which interest was paid or duly provided for on the senior notes surrendered in exchange for the exchange notes). Accordingly, holders of senior notes that are accepted for exchange will not receive interest that is accrued but unpaid on such senior notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each January 15 and July 15, commencing on January 15, 2000.

PROCEDURES FOR TENDERING

     Only a holder may tender its senior notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the senior notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent, prior to 5:00 p.m. New York City time, on the expiration date.

     Any financial institution that is a participant in the depositary's book-entry transfer facility system may make book-entry delivery of the senior notes by causing the depositary to transfer such senior notes into the exchange agent's account in accordance with the depositary's procedure for such transfer. Although delivery of senior notes may be effected through book-entry transfer into the exchange agent's account at the depositary, the letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder will constitute an agreement between such holder, El Paso Energy and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO EL PASO ENERGY THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER),
(2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON HAS AN ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE, " AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF EL PASO ENERGY, (4) THE HOLDER IS NOT ENGAGED IN, AND DOES NOT INTEND TO ENGAGE IN, A DISTRIBUTION OF THE EXCHANGE NOTES, AND (5) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) ( A) IT ACQUIRED THE SENIOR NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (B) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH EL PASO ENERGY, OR ANY "AFFILIATE" OF EL PASO ENERGY (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. In the case of a broker-dealer that receives exchange notes for its own account in exchange for senior notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received pursuant to the exchange offer. See "Plan of Distribution."

     THE METHOD OF DELIVERY OF SENIOR NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SENIOR NOTES SHOULD BE SENT TO EL PASO ENERGY. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

     Any beneficial owner whose senior notes are registered in the name of such owner's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his senior notes, either make appropriate arrangements to register ownership of the senior notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless the senior notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the letter of transmittal or

(2) for the account of an eligible institution. If the letter of transmittal is signed by a person other than the registered holder listed therein, such senior notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the senior notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the senior notes. If the letter of transmittal or any senior notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all senior notes not properly tendered or any senior notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of senior notes must be cured within such time as we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of senior notes, neither El Paso Energy, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of senior notes nor shall any of them incur any liability for failure to give such notification. Tenders of senior notes will not be deemed to have been made until such irregularities have been cured or waived. Any senior notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any senior notes that remain outstanding subsequent to the expiration date, or, as set forth under "-- Expiration Date; Extensions; Termination; Amendments," to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase senior notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

     The exchange offer is subject only to the following conditions:

     - the compliance of the exchange offer with securities laws;

     - the tender of the existing notes;

     - the representation by the holders of the existing notes that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

     - no judicial or administration proceeding shall have been threatened that would limit us from proceeding with the exchange offer.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the senior notes at the DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of senior notes by causing such book-entry transfer facility to transfer such senior notes into the exchange agent's account with respect to the senior notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of senior notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent. See "Description of the Notes -- Book Entry; Delivery and Form."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their senior notes and (1) whose senior notes are not immediately available, or (2) who cannot deliver their senior notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an eligible institution;

          (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's senior notes and the principal amount of such senior notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the senior notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

          (c) such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered senior notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at the depositary of senior notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their senior notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of senior notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of senior notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (1) specify the name of the person having deposited the senior notes to be withdrawn (the "depositor"),
(2) identify the senior notes to be withdrawn (including the certificate number or numbers and principal amount of such senior notes or, in the case of senior notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited), (3) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such senior notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee with respect to the senior notes to register the transfer of such senior notes into the name of the depositor withdrawing the tender and (4) specify the name in which any such senior notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by El Paso Energy, whose determination shall be final and binding on all parties. Any senior notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the senior notes so withdrawn are validly retendered. Any senior notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn senior notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     The Chase Manhattan Bank, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions of El Paso Energy. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or
  Overnight Courier:....... The Chase Manhattan Bank
                            55 Water Street, Second Floor
                            Room 234 -- North Building
                            New York, New York 10041

Facsimile Transmission:....  (212) 638-7380 or (212) 638-7381

Confirm by Telephone:......  Carlos Esteves (212) 638-0828

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees in person, by telegraph, telephone or telecopier.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the senior notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

     We will pay all transfer taxes, if any, applicable to the exchange of senior notes pursuant to the exchange offer. If, however, certificates representing exchange notes or senior notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the senior notes tendered, or if tendered senior notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of senior notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the senior notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion is a summary of the material United States federal income tax consequences of the ownership and disposition of notes and applies to you if you are a United States holder, you acquired existing notes at original issue for cash and you exchange those existing notes for exchange notes in the exchange offer. This discussion only applies to you if you purchased existing notes in the private placement for an amount equal to the "issue price" of the notes and hold the exchange notes as a "capital asset," generally, for investment, under

Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States federal tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are, including without limitation:

     - a broker-dealer, a dealer in securities or a financial institution;

     - an insurance company;

     - a tax-exempt organization;

     - holding the exchange notes through partnerships or other pass-through entities; or

     - holding the exchange notes as part of a hedge, straddle or other risk reduction or constructive sale transaction.

     This discussion is based on current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of the ownership and disposition of exchange notes.

UNITED STATES HOLDER

     You are a United States holder if you hold notes and you are:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision;

     - an estate the income of which is subject to United States federal income tax regardless of its source; or

     - a trust, if (1) a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

TAXATION OF INTEREST

     Interest on the exchange notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for federal income tax purposes.

RECEIPT OF EXCHANGE NOTES

     Because the economic terms of the exchange notes and the existing notes are identical, your exchange of existing notes for exchange notes under the exchange offer will not constitute a taxable exchange of the existing notes. As a result:

     - you will not recognize taxable gain or loss when you receive exchange notes in exchange for existing notes;

     - your holding period in the exchange notes will include your holding period in the existing notes; and

     - your basis in the exchange notes will equal your basis in the existing notes.

SALE OR OTHER TAXABLE DISPOSITION OF EXCHANGE NOTES

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note in cash or other property, valued at fair market value, minus the amount attributable to accrued qualified stated interest on the exchange note, minus your adjusted tax basis in the exchange note. Your initial tax basis in an exchange note equals the price you paid for the existing note which you exchanged for the exchange note increased by any amounts previously includable in income as original issue discount and reduced by any payments other than payments of qualified stated interest made on the notes.

     Your gain or loss will generally be a long-term capital gain or loss if your holding period in the exchange note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest which you have not yet included in income will be taxed as ordinary interest income.

BACKUP WITHHOLDING

     You may be subject to a 31% backup withholding tax on payments of interest, principal and premium on, and any proceeds upon the sale or disposition of, an exchange note. Some holders, including, among others, corporations and some tax-exempt organizations, are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number in the prescribed manner unless:

     - the IRS notifies us or our agent that the taxpayer identification number you provided is incorrect;

     - you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

     - you fail to certify under penalties of perjury that you are not subject to backup withholding.

     You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining an exemption. If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your federal income tax liability as long as you provide necessary information to the IRS.

OTHER

     Participation in the exchange offer is voluntary. Holders of the senior notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered senior notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the senior notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights, and subject to the limitations applicable thereto, under the indenture governing the notes, except for any such rights under the registration rights agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. All untendered senior notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that senior notes are tendered and accepted in the exchange offer, the trading market for untendered senior notes could be adversely affected.

     We may in the future seek to acquire untendered senior notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any such acquisitions of senior notes in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any senior notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any senior notes that may be but are not tendered pursuant to the exchange offer.

                            DESCRIPTION OF THE NOTES

     The exchange notes will be issued, and the senior notes were issued, under an indenture (the "indenture") between El Paso Energy and The Chase Manhattan Bank, as trustee, dated as of May 10, 1999, copies of which may be obtained from the trustee at its corporate trust office in New York, New York. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the indenture. This summary of certain terms of the notes and the indenture does not purport to be complete and is subject to, and are qualified in their entirety by reference to, the indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.

GENERAL

     The notes are unsecured and rank senior in right of payment to all subordinated debt of El Paso Energy. The notes are limited to an aggregate principal amount of $600,000,000. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of El Paso Energy, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise.

     The senior notes were originally represented by a single, global senior note in registered form. The global note was registered in the name of Cede & Co. Cede & Co. was the nominee for the depositary. The depositary was The Depositary Trust Company. When the senior notes are exchanged for the exchange notes, they will initially be represented by a single, global exchange note in registered form. The global exchange note will be registered in the name of The Depositary Trust Company.

     The notes are not subject to any sinking fund provision. The entire principal amount of the notes will mature, and become due and payable, together with any accrued and unpaid interest thereon, on July 15, 2001.

INTEREST

     The notes will bear interest at the annual rate of 6 5/8% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2000 (each, an "interest payment date"), to the person in whose name each note is registered at the close of business on the first day (whether or not a business day) of the month of such interest payment date (the "regular record date"), subject to certain exceptions. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such interest payment date.

     Although the notes are not redeemable, we may purchase notes in the open market, by tender or otherwise.

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

CONSOLIDATION, MERGER OR SALE

     The indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale by us of all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the notes and performance of the covenants in the indenture. However, we will only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture. The remaining or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under the indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the indenture and under the senior notes.

MODIFICATION OF INDENTURE

     Under the indenture, our rights and obligations and the rights of the holders of notes may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture will mean any of the following:

     - failure to pay the principal of or any premium on any note when due;

     - failure to pay interest on any note for 30 days;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     - certain events in bankruptcy, insolvency or reorganization of El Paso Energy; or

     - any other event of default included in the indenture.

     An event of default for the notes does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of the notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for the notes occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the notes of the series may declare the entire principal of the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place

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

of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes.

COVENANTS

     Under the indenture, we will:

     - pay the principal of, and interest and any premium on, the notes when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     The indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any debt of El Paso Energy or any other person (other than the debt securities issued under the indenture), without causing all of the debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long the new debt is so secured. This restriction does not, however, prohibit us from creating the following:

          (i) any lien upon any property or assets of El Paso Energy or any restricted subsidiary in existence on the date of the indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the indenture;

          (ii) any lien upon any property or assets created at the time of acquisition of such property or assets by El Paso Energy or any restricted subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

          (iii) any lien upon any property or assets existing thereon at the time of the acquisition thereof by El Paso Energy or any restricted subsidiary (whether or not the obligations secured thereby are assumed by El Paso Energy or any restricted subsidiary);

          (iv) any lien upon any property or assets of a person existing thereon at the time such person becomes a restricted subsidiary by acquisition, merger or otherwise;

          (v) the assumption by El Paso Energy or any restricted subsidiary of obligations secured by any lien existing at the time of the acquisition by El Paso Energy or any restricted subsidiary of the property or assets subject to such lien or at the time of the acquisition of the person which owns such property or assets;

          (vi) any lien on property to secure all or part of the cost of construction or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

          (vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

          (viii) any lien arising from or in connection with a conveyance by El Paso Energy or any restricted subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

          (ix) any lien in favor of El Paso Energy or any restricted subsidiary;

          (x) any lien created or assumed by El Paso Energy or any restricted subsidiary in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by El Paso Energy or any subsidiary;

          (xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

          (xii) permitted liens (as defined below);

          (xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

          (xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured thereby shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the indenture, El Paso Energy may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure debt of El Paso Energy or any person (other than the senior debt securities) that is not excepted by clauses (i) through (xiv), inclusive, above without securing the debt securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets.

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

     The indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) El Paso Energy or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or (iv) El Paso Energy or such restricted subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of El Paso Energy or any such restricted subsidiary, or (B) investment in another principal property.

     Notwithstanding the foregoing, under the indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the debt securities) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the consolidated net tangible assets.

CERTAIN DEFINITIONS

     The following are definitions of some terms used in the above covenant descriptions:

     "Consolidated net tangible assets" means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of El Paso Energy and its consolidated subsidiaries for El Paso Energy's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Debt" means any obligation created or assumed by any person for the repayment of money borrowed and any purchase money obligation created or assumed by such person.

     "Funded debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

     "Permitted liens" means (i) liens upon rights-of-way for pipeline purposes;
(ii) any governmental lien, mechanics', materialmen's, carriers' or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by El Paso Energy or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by El Paso Energy or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by El Paso Energy or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

     "Principal property" means (i) any pipeline assets of El Paso Energy or any subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (ii) any processing or manufacturing plant owned or leased by El Paso Energy or any subsidiary that is located within the United States or Canada, except, in the case of either clause (i) or (ii), any such assets or plant which, in the opinion of El Paso Energy's board of directors, is not material in relation to the activities of El Paso Energy and its subsidiaries as a whole.

     "Restricted subsidiary" means any subsidiary of El Paso Energy owning or leasing any principal property.

     "Sale-leaseback transaction" means the sale or transfer by El Paso Energy or any restricted subsidiary of any principal property to a person (other than El Paso Energy or a subsidiary) and the taking back by El Paso Energy or any restricted subsidiary, as the case may be, of a lease of such principal property.

DEFEASANCE

     We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of senior notes and replacement of lost, stolen or mutilated notes.

     The indenture also provides that El Paso Energy and any other obligor, if any, will be discharged from any and all obligations in respect of the notes (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding senior notes, to replace stolen, lost, mutilated or destroyed certificates, to pay principal and interest on the original stated due dates or specified redemption date, and to maintain paying agencies) on the 91st day following the deposit referred to in the first bullet point below, subject to the following conditions:

     - the irrevocable deposit, in trust, of cash or U.S. Government obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding notes, on the stated maturity of such payments in accordance with the terms of the indenture and the outstanding senior notes or on any redemption date established pursuant to the third bullet point below;

     - El Paso Energy's receipt of an opinion of counsel based on the fact that
       (A) El Paso Energy has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred;

     - if the notes are to be redeemed prior to stated maturity, notice of such redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the senior debt trustee shall have been made;

     - no event of default or event which with notice or lapse of time or both would become an event of default will have occurred and be continuing on the date of such deposit; and

     - El Paso Energy's delivery to the trustee of an officer's certificate and an opinion of counsel, each stating that the conditions precedent under the indenture have been complied with.

     Under the indenture, we also may discharge our obligations referred to above under the captions "-- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets" included in this prospectus, as well as certain of its obligations relating to reporting obligations under the indenture, in respect of the notes on the 91st day following the deposit referred to in the first bullet point in the immediately preceding paragraph, subject to satisfaction of the conditions described in the first, third, fourth and fifth bullet points in the immediately preceding paragraph with respect to the notes and the delivery of an opinion of counsel confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

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

NOTICES

     Notices to holders of notes will be given by mail to the addresses of such holders as they appear in the security register.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to us, we will make all payments of principal of, premium, if any, and interest and liquidated damages, if any, on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the security register.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     Subject to the restrictions set forth in "Notice to Investors," a holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. Also, we are not required to transfer or exchange any note between a record date and the next succeeding interest payment date.

     The registered holder of a note will be treated as the owner of it for all purposes.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of El Paso Energy or any of its affiliates shall have any personal liability in respect of the obligations of El Paso Energy under the indenture or the notes by reason of his, her or its status as such.

BOOK-ENTRY; DELIVERY AND FORM

     The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the "global securities") which will be registered in the name of a nominee of DTC or its nominee and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

     The global securities. We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the "participants") or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture.

     Payments of the principal, premium, interest and other amounts on the notes represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of El Paso Energy, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal, premium, interest or other amounts on the notes represented by the global securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of DTC or its nominee. El Paso Energy also expects that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such participants. Transfers between participants in DTC will be affected in accordance with DTC rules and will be settled in immediately available funds.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global securities are credited and only in respect of the aggregate principal amount of as to which such participant or participants has or have given such direction.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of
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

El Paso Energy, the trustee or the paying agent will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated securities. Interests in the global securities will be exchanged for physical delivery of certificates (the "certificated securities") only if (i) DTC is at any time unwilling or unable to continue as depositary for the global securities, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by El Paso Energy within 90 days or (ii) an event of default under the indenture has occurred and is continuing with respect to the notes. Upon the occurrence of either of the events described in the preceding sentence, we will cause the appropriate certificated securities to be delivered.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     We and the initial purchasers entered into a registration rights agreement on the closing date of the private placement of the senior notes. In the registration rights agreement, we agreed to file this exchange offer registration statement with the SEC within 90 days after the closing date, and use our best efforts to have it declared effective at the earliest possible time. We also agreed to use our best commercial efforts to cause this exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 30th business day after it is declared effective by the SEC. Pursuant to the exchange offer, certain holders of senior notes which constitute transfer restricted securities may exchange their transfer restricted securities for a new series of registered notes containing terms substantially identical in all material respects to the senior notes. To participate in the exchange offer, each holder must represent that it is not an affiliate of El Paso Energy, that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes, and that it is acquiring the exchange notes in the exchange offer in its ordinary course of business.

     If (i) the exchange offer is not permitted by applicable law or SEC policy or (ii) any holder of senior notes which are transfer restricted securities notifies El Paso Energy prior to the 20th business day following the consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and this prospectus is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds senior notes acquired directly from El Paso Energy or any of El Paso Energy's affiliates, El Paso Energy will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides El Paso Energy with certain information for inclusion in the shelf registration statement.

     For the purposes of the registration rights agreement, "transfer restricted securities" means each senior note until the earliest of the date of which (i) such senior note is exchanged in the exchange offer for a like principal amount of exchange notes and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such senior note has been disposed of in accordance with the shelf registration statement or (iii) such senior note is distributed to the public pursuant to Rule 144 under the Securities Act, and each exchange note until the date on which such exchange note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this exchange offer registration statement (including delivery of this prospectus).

     The registration rights agreement provides that (1) if we fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the closing date of the offering of the senior notes, (2) if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after the closing date, (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective, (4) if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 60th day after such filing obligation arises, (5) if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 120th day after the obligation to file a shelf registration statement arises, or (6) subject to certain conditions, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability (each, a "registration default"), we agree to pay to each holder of transfer restricted securities affected thereby liquidated damages ("liquidated damages") at a rate per annum equal to 0.25% of the original principal amount of transfer restricted securities held by such holder for the first 90 day period immediately following the occurrence of such registration default, or portion of such 90 day period, that the registration default continues. The rate of the liquidated damages shall increase by an additional 0.25% per annum of the original principal amount of transfer restricted securities with respect to each subsequent 90 day period until all registration defaults have been cured, up to a maximum rate of liquidated damages of 0.75% per annum of the principal amount of transfer restricted securities. We will not be required to pay liquidated damages for more than one registration default at any given time. Upon curing all registration defaults, liquidated damages will cease to accrue.

     We will pay all accrued liquidated damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

     Holders of the senior notes who wish to exchange senior notes for exchange notes will be required to make certain representations to El Paso Energy (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their senior notes included in the shelf registration statement.

     We will be entitled to close the registered exchange offer 20 business days after the commencement thereof; provided that we have accepted all senior notes validly tendered in accordance with the terms of the exchange offer and no brokers/dealers continue to hold any senior notes.

     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

                              PLAN OF DISTRIBUTION

     Any broker-dealer who holds senior notes that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than senior notes acquired directly from El Paso Energy or its affiliates) may exchange such senior notes pursuant to the exchange offer. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing senior notes where such existing senior notes were acquired as a result of market-making activities or other trading activities.

     El Paso Energy will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act.

     There has been no public market for the senior notes or the exchange notes prior to the exchange offer. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq Stock Market. We cannot assure you that an active market for the exchange notes will develop. To the extent that a market for the exchange notes does develop, future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as our results of operations and financial condition.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes and certain United States federal income taxation matters will be passed upon for El Paso Energy by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of El Paso Energy as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Sonat Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996 included in El Paso Energy's Current Report on Form 8-K/A dated April 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the year ended December 31, 1996, is based on the report of KPMG LLP, independent auditors. The report of KPMG LLP refers to a change by Zilkha Energy Company in accounting for oil and gas properties from the full cost method to the successful efforts method. Such restated consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             , 1999

                           EL PASO ENERGY CORPORATION

                               OFFER TO EXCHANGE

                                  $600,000,000

                          6 5/8% SENIOR NOTES DUE 2001

                              --------------------

                                   PROSPECTUS
                              --------------------

--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF EL PASO ENERGY HAVE NOT CHANGED SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 20. INDEMNIFICATION DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article X of the by-laws of El Paso Energy requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the by-laws of El Paso Energy provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer or employee of El Paso Energy , such person or is or was serving at the request of El Paso Energy as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. The by-laws of El Paso Energy also provide that El Paso Energy may, by action of its board of directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of El Paso Energy's restated certificate of incorporation, as amended, provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of El Paso Energy shall not be liable to El Paso Energy or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of El Paso Energy for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     El Paso Energy maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of El Paso Energy and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended ("Securities Act") for acts or omissions by such persons while acting as directors or officers of El Paso Energy and/or its subsidiaries, as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
           1.1            -- Purchase Agreement dated as of July 7, 1999, by and among
                             El Paso Energy, Donaldson, Lufkin & Jenrette Securities
                             Corporation, ABN AMRO Incorporated, Banc of America
                             Securities LLC and Chase Securities Inc.
           4.1            -- Indenture dated as of May 10, 1999, by and between
                             El Paso Energy and The Chase Manhattan Bank, as Trustee
                             (incorporated by reference to El Paso Energy's Current
                             Report on Form 8-K filed May 10, 1999).
           4.2            -- Second Supplemental Indenture dated as of July 12, 1999, by and between El Paso Energy and The Chase Manhattan
                             Bank, as Trustee, including the form of 6 5/8% Senior
                             Note Due 2001.
           4.3            -- Registration Rights Agreement dated as of July 12, 1999, by and among El Paso Energy, Donaldson, Lufkin & Jenrette
                             Securities Corporation, ABN AMRO Incorporated, Banc of
                             America Securities LLC and Chase Securities Inc.
           5.1            -- Opinion of Andrews & Kurth L.L.P. as to the legality of the exchange notes.
          12.1            -- Computation of ratio of earnings to combined fixed
                             charges and preferred stock dividends.
          23.1            -- Consent of PricewaterhouseCoopers LLP.
          23.2            -- Consent of Ernst & Young LLP.
          23.3            -- Consent of KPMG LLP.
          23.4            -- Consent of Andrews & Kurth L.L.P. (include in Exhibit
                             5.1).
          24.1            -- Power of Attorney (included on signature page).
          25.1            -- Form T-1 Statement of Eligibility of Trustee.
          99.1            -- Form of Letter of Transmittal
          99.2            -- Form of Notice of Guaranteed Delivery
          99.3            -- Form of Letter to Clients
          99.4            -- Form of Letter to Nominees
          99.5            -- Form of Instruction to Registered Holder from Beneficial
                             Owner

     All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

ITEM 22. UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) The undersigned Registrant hereby undertakes:

          (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (D) The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (G) The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 11, 1999.

                                            EL PASO ENERGY CORPORATION

                                            By:     /s/ WILLIAM A. WISE
                                              ----------------------------------
                                                       William A. Wise
                                               Chairman of the Board, President
                                                 and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes H. Brent Austin and Britton White Jr., and each of them as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.

                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----

                 /s/ WILLIAM A. WISE                   Chairman of the Board, President,   August 11, 1999
-----------------------------------------------------    Chief Executive Officer and
                   William A. Wise                       Director

                 /s/ H. BRENT AUSTIN                   Executive Vice President and Chief  August 11, 1999
-----------------------------------------------------    Financial Officer
                   H. Brent Austin

                /s/ JEFFREY I. BEASON                  Vice President and Controller       August 11, 1999
-----------------------------------------------------    (Chief Accounting Officer)
                  Jeffrey I. Beason

                /s/ BYRON ALLUMBAUGH                   Director                            August 11, 1999
-----------------------------------------------------
                  Byron Allumbaugh

               /s/ JUAN CARLOS BRANIFF                 Director                            August 11, 1999
-----------------------------------------------------
                 Juan Carlos Braniff

                 /s/ PETER T. FLAWN                    Director                            August 11, 1999
-----------------------------------------------------
                   Peter T. Flawn

                /s/ JAMES F. GIBBONS                   Director                            August 11, 1999
-----------------------------------------------------
                  James F. Gibbons

                   /s/ BEN F. LOVE                     Director                            August 11, 1999
-----------------------------------------------------
                     Ben F. Love

                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----

               /s/ KENNETH L. SMALLEY                  Director                            August 11, 1999
-----------------------------------------------------
                 Kenneth L. Smalley

                  /s/ MALCOM WALLOP                    Director                            August 11, 1999
-----------------------------------------------------
                    Malcom Wallop

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
           1.1            -- Purchase Agreement dated as of July 7, 1999, by and among
                             El Paso Energy, Donaldson, Lufkin & Jenrette Securities
                             Corporation, ABN AMRO Incorporated, Banc of America
                             Securities LLC and Chase Securities Inc.
           4.1            -- Indenture dated as of May 10, 1999, by and between
                             El Paso Energy and The Chase Manhattan Bank, as Trustee
                             (incorporated by reference to El Paso Energy's Current
                             Report on Form 8-K filed May 10, 1999).
           4.2            -- Second Supplemental Indenture dated as of July 12, 1999, by and between El Paso Energy and The Chase Manhattan
                             Bank, as Trustee, including the form of 6 5/8% Senior
                             Note Due 2001.
           4.3            -- Registration Rights Agreement dated as of July 12, 1999, by and among El Paso Energy, Donaldson, Lufkin & Jenrette
                             Securities Corporation, ABN AMRO Incorporated, Banc of
                             America Securities LLC and Chase Securities Inc.
           5.1            -- Opinion of Andrews & Kurth L.L.P. as to the legality of the exchange notes.
          12.1            -- Computation of ratio of earnings to combined fixed
                             charges and preferred stock dividends.
          23.1            -- Consent of PricewaterhouseCoopers LLP.
          23.2            -- Consent of Ernst & Young LLP.
          23.3            -- Consent of KPMG LLP.
          23.4            -- Consent of Andrews & Kurth L.L.P. (include in Exhibit
                             5.1).
          24.1            -- Power of Attorney (included on signature page).
          25.1            -- Form T-1 Statement of Eligibility of Trustee.
          99.1            -- Form of Letter of Transmittal
          99.2            -- Form of Notice of Guaranteed Delivery
          99.3            -- Form of Letter to Clients
          99.4            -- Form of Letter to Nominees
          99.5            -- Form of Instruction to Registered Holder from Beneficial
                             Owner